Exhibit (a)(44)
JANUS INVESTMENT FUND
Certificate of Termination
of
Janus Global Research Fund
The undersigned, being the duly elected and qualified Secretary of Janus Investment Fund, a trust with transferable shares under the laws of Massachusetts (the “Trust”) authorized to establish one or more series or funds, which was organized pursuant to an Agreement and Declaration of Trust dated February 11, 1986 (as amended and restated March 18, 2003, and may be further amended, the “Declaration”), DOES HEREBY CERTIFY that:
1.	Pursuant to Section 7.2 of the Declaration, at a meeting of the Trustees of the Trust duly called and held on August 30, 2012, September 20, 2012 and December 7, 2012, at which a quorum was present and acting throughout, the Independent Trustees adopted resolutions approving an Agreement and Plan of Reorganization and other related matters to merge Janus Global Research Fund, into Janus Worldwide Fund, each a separate portfolio of the Trust, after which Janus Global Research Fund would be terminated. Copies of the resolutions and Agreement and Plan of Reorganization with respect to the merger of Janus Global Research Fund into Janus Worldwide Fund approved at the Trustees’ August 30, 2012 and December 7, 2012 meetings are attached to this Certificate as Exhibit A.

2.	Pursuant to Section 13(a)(1) of the Investment Company Act of 1940, as amended, at a special meeting of the shareholders of Janus Global Research Fund held on March 8, 2013, the shareholders approved the Agreement and Plan of Reorganization described in paragraph 1 above.

3.	Thereafter, the merger took place pursuant to the Agreement and Plan of Reorganization approved by the Trustees and shareholders of Janus Global Research Fund.
NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS that Janus Global Research Fund be, and it is hereby, TERMINATED, effective March 18, 2013.
IN WITNESS WHEREOF, the undersigned has hereunto set her hand on the date set opposite her signature below.

Date: March 18, 2013	/s/ Stephanie Grauerholz-Lofton Stephanie Grauerholz-Lofton Secretary

ACKNOWLEDGEMENT

STATE OF COLORADO COUNTY OF DENVER	) ) )	ss.	March 18, 2013
Then personally appeared the above-named Stephanie Grauerholz-Lofton and acknowledged the foregoing instrument to be her free act and deed as Secretary of Janus Investment Fund, a trust with transferable shares under Massachusetts law.

/s/ Lynn M. Donaldson
Notary Public: Lynn M. Donaldson
My commission expires: June 16, 2015

[NOTARIAL SEAL]